Exhibit 99.2

CSX
HOW TOMORROW MOVES

CSX QUARTERLY FINANCIAL REPORT
FIRST QUARTER 2016

CSX Corporation Announces First Quarter Earnings

Highlights:

•	Service improvements, significant efficiency and resource alignment savings combined to help offset the impact of lower volume

•	Continued low commodity prices, strong U.S. dollar and energy market transition will challenge second quarter and full-year 2016 performance

JACKSONVILLE, Fla. - April 12, 2016 - CSX Corporation (Nasdaq: CSX) today announced first quarter 2016 net earnings of $356 million, or $0.37 per share, down from $442 million, or $0.45 per share, in the same period of last year.

“As we managed through the impact of the continued coal decline and other market forces during the first quarter, CSX took aggressive actions to improve efficiency, reduce costs and streamline resources across the network to further reshape the company,” said Michael J. Ward, chairman and chief executive officer.

Revenue for the quarter declined 14 percent, reflecting lower fuel recovery, a 5 percent volume decline and a $95 million year-over-year decline in other revenue related to payments received in 2015 from customers that did not meet their minimum volume commitments. These impacts more than offset pricing gains across nearly all markets from an improving service product and volume growth in automotive, intermodal, minerals and waste and equipment.

Expenses decreased 12 percent, driven by efficiency gains of $133 million and lower volume-related costs of $64 million as CSX reduced its cost structure in the face of the challenging market environment. In addition, the reduction in the price of fuel decreased fuel expense by $78 million for the quarter.

Including the impact of these cost savings and the decline in other revenue, operating income decreased $139 million to $704 million. At the same time, the operating ratio increased 90 basis points year-over-year to 73.1 percent.

“While CSX delivered strong efficiency gains in the first quarter, we continue to expect full-year earnings per share to decline in 2016 as a result of ongoing coal headwinds combined with other market fundamentals,” said Ward. “At the same time, CSX remains focused on meeting and exceeding customer expectations while driving further efficiency savings to maximize shareholder value and achieve a mid-60s operating ratio longer term.”

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900
Consolidated Financial Statements........p. 3	read in conjunction with the	Jacksonville, FL 32202	INVESTOR RELATIONS
Operating Statistics...............................p. 15	Company’s most recent	www.csx.com	David Baggs
Network Map.........................................p. 16	Annual Report on Form 10-K,		(904) 359-4812
	Quarterly Reports on Form		MEDIA
	10-Q, and any Current		Melanie Cost
	Reports on Form 8-K.		(904) 359-1702

CSX executives will conduct a quarterly earnings conference call with the investment community on April 13, 2016, from 8:30 a.m. to 9:30 a.m. Eastern time. Investors, media and the public may listen to the conference call by dialing 1-888-EARN-CSX (888-327-6279) and asking for the CSX earnings call. Callers outside the U.S., dial 1-773-756-0199. Participants should dial in 10 minutes prior to the call. In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, an internet replay of the presentation will be archived on the company website.

This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

About CSX and its Disclosures

CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 190 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on Slideshare (http://www.slideshare.net/HowTomorrowMoves). The social media channels used by CSX may be updated from time to time.

More information about CSX Corporation and its subsidiaries is available at www.csx.com and on Facebook (http://www.facebook.com/OfficialCSX).

Forward-looking Statements

This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward- looking statements include, among others; (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS (Unaudited)
(Dollars in millions, except per share amounts)

	Quarters Ended
	Mar. 25, 2016	Mar. 27, 2015	$ Change	% Change

Revenue	$2,618	$3,027	$(409)	(14)%
Expense
Labor and Fringe	796	879	83	9
Materials, Supplies and Other	550	627	77	12
Fuel	150	270	120	44
Depreciation	313	295	(18)	(6)
Equipment and Other Rents	105	113	8	7
Total Expense	1,914	2,184	270	12

Operating Income	704	843	(139)	(16)

Interest Expense	(143)	(134)	(9)	(7)
Other Income - Net	7	2	5	250
Earnings Before Income Taxes	568	711	(143)	(20)

Income Tax Expense	(212)	(269)	57	21
Net Earnings	$356	$442	$(86)	(19)%

Operating Ratio	73.1%	72.2%

Per Common Share
Net Earnings Per Share, Assuming Dilution	$0.37	$0.45	$(0.08)	(18)%

Average Shares Outstanding, Assuming Dilution (millions)	963	992

Cash Dividends Paid Per Common Share	$0.18	$0.16

CSX Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	(Unaudited)
	Mar. 25, 2016	Dec. 25, 2015
ASSETS

Cash and Cash Equivalents	$731	$628
Short-term Investments	375	810
Other Current Assets	1,502	1,528
Properties - Net	30,293	30,174
Investment in Affiliates and Other Companies	1,402	1,394
Other Long-term Assets	307	337
Total Assets	$34,610	$34,871

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-term Debt	$20	$20
Other Current Liabilities	1,672	1,932
Long-term Debt	10,516	10,515
Deferred Income Taxes	9,396	9,305
Other Long-term Liabilities	1,400	1,431
Total Liabilities	23,004	23,203

Total Shareholders' Equity	11,606	11,668
Total Liabilities and Shareholders' Equity	$34,610	$34,871

Certain prior year data has been reclassified to conform to the current presentation.

CSX Corporation

CONDENSED CONSOLIDATED CASH FLOW STATEMENTS (Unaudited)
(Dollars in millions)

	Quarters Ended
	Mar. 25, 2016	Mar. 27, 2015
OPERATING ACTIVITIES
Net Earnings	$356	$442
Depreciation	313	295
Deferred Income Taxes	80	6
Other Operating Activities - Net	5	(53)
Net Cash Provided by Operating Activities	754	690

INVESTING ACTIVITIES
Property Additions	(425)	(598)
Purchase of Short-term Investments	(235)	(105)
Proceeds from Sales of Short-term Investments	670	140
Other Investing Activities	31	63
Net Cash Provided by (Used in) Investing Activities	41	(500)

FINANCING ACTIVITIES
Dividends Paid	(173)	(158)
Shares Repurchased (a)	(249)	(127)
Other Financing Activities - Net (b)	(270)	(13)
Net Cash Used in Financing Activities	(692)	(298)

Net Increase (Decrease) in Cash and Cash Equivalents	103	(108)

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	628	669
Cash and Cash Equivalents at End of Period	$731	$561

CSX Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Cash Flow Statement

a)	Shares Repurchased: During the first quarter of 2016 and 2015, the Company repurchased the following number of shares:

	Quarters Ended
	Mar. 25, 2016	Mar. 27, 2015
Shares Repurchased (Millions)	10	4
Cost of Shares (Dollars in millions)	$249	$127

b)	Other Financing Activities - Net: Included within Other Financing Activities - Net are payments of $272 million for locomotives which were purchased using seller financing in 2015.

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)

Quarters Ended March 25, 2016 and March 27, 2015

	Volume			Revenue			Revenue Per Unit
	2016	2015	% Change	2016	2015	% Change	2016	2015	% Change
Agricultural
Agricultural Products	99	109	(9)%	$263	$291	(10)%	$2,657	$2,670	—%
Phosphates and Fertilizers	76	78	(3)	127	136	(7)	1,671	1,744	(4)
Food and Consumer	22	23	(4)	60	64	(6)	2,727	2,783	(2)
Industrial
Chemicals	150	155	(3)	501	534	(6)	3,340	3,445	(3)
Automotive	113	101	12	290	267	9	2,566	2,644	(3)
Metals	50	61	(18)	138	154	(10)	2,760	2,525	9
Housing and Construction
Forest Products	68	73	(7)	189	198	(5)	2,779	2,712	2
Minerals	62	60	3	100	103	(3)	1,613	1,717	(6)
Waste and Equipment	33	31	6	66	62	6	2,000	2,000	—
Total Merchandise	673	691	(3)	1,734	1,809	(4)	2,577	2,618	(2)

Coal	200	289	(31)	399	638	(37)	1,995	2,208	(10)

Intermodal	678	655	4	405	415	(2)	597	634	(6)

Other	—	—	—	80	165	(52)	—	—	—

Total	1,551	1,635	(5)%	$2,618	$3,027	(14)%	$1,688	$1,851	(9)%

CSX Corporation

VOLUME AND REVENUE
Revenue was down $409 million to $2.6 billion from the prior year's first quarter reflecting lower fuel recovery, volume declines and a $95 million year-over-year decline in other revenue related to payments received in 2015 from customers that did not meet volume commitments. These impacts more than offset pricing gains across nearly all markets.

Same Store Sales Pricing Year-Over-Year Change
% Change
All-In	3.1%
Merchandise and Intermodal	4.0%

Same store sales is defined as customer shipments with the same commodity and car type, and the same origin and destination.

Revenue per unit was down 9 percent as pricing gains in the quarter were more than offset by lower fuel recoveries and negative mix. Same store sales increased across nearly all markets with the exception of export coal.

MERCHANDISE

Agricultural Sector

Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)
Volume			Revenue			Revenue Per Unit
2016	2015	% Change	2016	2015	% Change	2016	2015	% Change
197	210	(6)	$450	$491	(8)	$2,284	$2,338	(2)

% of Carloads

Agricultural Products - Volume fell due to declines in ethanol and feed products, driven by high inventories and low commodity prices, respectively.

Phosphates and Fertilizers - Volume decline was driven by reduced phosphate rock shipments as a result of customer facility repairs, and weak early spring fertilizer demand as farmers have waited to see if commodity pricing will fall further.

Food and Consumer - Lower volume resulted from poor western crop yields in produce and excess truck capacity.

CSX Corporation

Industrial Sector

Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)
Volume			Revenue			Revenue Per Unit
2016	2015	% Change	2016	2015	% Change	2016	2015	% Change
313	317	(1)	$929	$955	(3)	$2,968	$3,013	(1)
% of Carloads

Chemicals - Lower volumes resulted from continued declines in crude oil shipments due to low oil prices and unfavorable Brent-Bakken price spreads which more than offset favorability in remaining chemical markets.

Automotive - Volume increased, especially SUV and truck shipments reflecting consumer trends, as a result of continued strong North American light vehicle production and favorable comparisons as last winter’s weather created network challenges in the northeast.

Metals - Despite sequential improvement, volume was down, as lower steel production reflected continued import displacement resulting from a strong U.S. dollar. In addition, the declining energy market negatively impacted shipments of pipe, as a result of reduced rig counts.

Housing and Construction Sector

Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)
Volume			Revenue			Revenue Per Unit
2016	2015	% Change	2016	2015	% Change	2016	2015	% Change
163	164	(1)	$355	$363	(2)	$2,178	$2,213	(2)
% of Carloads

Forest Products - Volume declined as paper products were negatively impacted by continued industry consolidation cutting capacity, a plant product conversion reducing demand and muted export demand from a strong U.S. dollar.

Minerals - Volume grew, with mild winter weather allowing for an earlier start to the northern aggregates shipping season and the beginning of a long-term fly ash remediation project.

Waste and Equipment - Volume increased as a result of strong municipal and construction waste movements from continued ramp up of a new waste transfer station and higher shipments of power-related machinery moves.

CSX Corporation

COAL

Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)
Volume			Revenue			Revenue Per Unit
2016	2015	% Change	2016	2015	% Change	2016	2015	% Change
200	289	(31)	$399	$638	(37)	$1,995	$2,208	(10)

% of Tons

Domestic Utility Coal - Volume declined as continued depressed natural gas prices and mild winter weather kept inventory levels high.

Domestic Coke, Iron Ore and Other - Lower volume resulted from an oversupplied coke market driven by softer domestic steel production.

Export Coal - Volume decreased as a result of a strong U.S. dollar and global oversupply which impacted U.S. competitiveness in the world market for both metallurgical and thermal coal.

	Quarters Ended
	Mar. 25, 2016	Mar. 27, 2015	% Change
(Millions of Tons)
Domestic
Utility	12.4	17.6	(30)%
Coke, Iron Ore and Other	4.7	5.3	(11)
Total Domestic	17.1	22.9	(25)
Export
Metallurgical	4.4	5.8	(24)
Thermal	1.5	4.0	(63)
Total Export	5.9	9.8	(40)

Total Coal	23.0	32.7	(30)%

CSX Corporation

INTERMODAL

Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)
Volume			Revenue			Revenue Per Unit
2016	2015	% Change	2016	2015	% Change	2016	2015	% Change
678	655	4	$405	$415	(2)	$597	$634	(6)

% of Units

Domestic - Domestic volume increased 11 percent, driven by customer growth and continued success with CSX’s highway-to-rail conversion program and new service offerings enhanced by service levels and network investment.

International - International volume declined 7 percent, as competitive losses more than offset strength from remaining customers as well as lower prior year comparable volumes resulting from U.S. West Coast port disruptions.

Intermodal Network

CSX Corporation

OTHER REVENUE
Other revenue decreased $85 million versus the prior year primarily due to $105 million of payments received in 2015 from customers that did not meet volume commitments, compared to $10 million in the current year.

FUEL SURCHARGE

Fuel surcharge revenue is included in the individual markets detailed within the volume and revenue explanations above. Fuel lag is the estimated difference between highway diesel prices in the quarter and the prices used for fuel surcharge, which are generally on a two month lag.

	Quarters Ended
(Dollars in millions)	Mar. 25, 2016	Mar. 27, 2015	$ Change
Fuel Surcharge Revenue	$52	$191	$(139)
Fuel Lag Benefit (Estimated)	$19	$37	$(18)

CSX Corporation

EXPENSE
Expenses decreased $270 million to $1.9 billion year over year, driven by efficiency gains of $133 million and lower volume-related costs of $64 million as CSX reduced its cost structure in the face of the challenging market environment.  In addition, the reduction in the price of fuel resulted in an expense decline of $78 million for the quarter. Variances versus the prior year's first quarter are described below.

LABOR AND FRINGE

•	Inflation resulted in $23 million of additional cost driven by increased health and welfare costs.

•
Efficiency savings of $65 million were driven by the Company’s train length initiative which began in the second quarter of prior year, reduced T&E training, structural changes to operating and non-operating support functions, and lower overtime related to service improvements and milder winter weather.

•	Volume-related costs were $39 million lower.

•	Other costs decreased $2 million.

EMPLOYEE COUNTS (Estimated)

	2016	2015 (a)	Change
January	28,136	32,191	(4,055)
February	27,771	32,362	(4,591)
March	27,826	32,451	(4,625)
Average	27,911	32,335	(4,424)
(a) 2015 employee counts were corrected to reflect an earlier omission of approximately 100 employees.

MATERIALS, SUPPLIES AND OTHER

•	Inflation resulted in $10 million of additional cost.

•	Train accidents and casualty costs were $40 million lower as costs per incident for both have declined year over year.

•	Efficiency savings of $35 million were primarily related to lower operating support costs, driven by structural changes, asset reductions, broad cost containment and the impact of a milder winter.

•	Volume-related costs were $8 million lower.

•	Other costs decreased $4 million.

CSX Corporation

FUEL

•	Locomotive fuel price decreased 36% and reduced expense by $74 million. Non-locomotive fuel price reduced expense by $4 million.

•	Volume-related costs were $22 million lower.

•
Locomotive fuel reduction technology and process improvement, as well as a milder winter, helped drive $14 million of efficiency. Non-locomotive fuel efficiency also resulted in a $6 million reduction.

	Quarters Ended
(Dollars and Gallons In Millions, Except Price per Gallon)	Mar. 25, 2016	Mar. 27, 2015	Fav / (Unfav)
Estimated Locomotive Fuel Consumption (Gallons)	113.1	131.9	18.8
Price per Gallon (Dollars)	$1.19	$1.86	$0.67
Total Locomotive Fuel Expense	$135	$245	$110
Other	15	25	10
Total Fuel Expense	$150	$270	$120

DEPRECIATION
Depreciation expense increased $18 million due to a larger asset base.

EQUIPMENT AND OTHER RENTS

•	Inflation resulted in $6 million additional cost related to rates on automotive and intermodal cars.

•	Volume-related costs were $5 million higher due to increases in automotive and intermodal activity.

•	Efficiency savings of $13 million were due to improved car cycle times.

•	Other costs decreased $6 million.

CSX Corporation

OPERATING STATISTICS (Estimated)

TON MILES

	Quarters Ended
	Mar. 25, 2016	Mar. 27, 2015	Improvement / (Deterioration)
Revenue Ton-Miles (Billions)
Merchandise	34.1	36.1	(6)%
Coal	10.5	16.1	(35)
Intermodal	6.6	6.7	(1)
Total	51.2	58.9	(13)%

Gross Ton-Miles (Billions)
Total Gross Ton-Miles	97.0	107.3	(10)%
(Excludes locomotive gross ton-miles)

SAFETY AND SERVICE

The number of FRA personal injuries and reportable train accidents both decreased on a year over year basis.  However, CSX's FRA reportable personal injury frequency index of 0.87 is 9 percent unfavorable year over year due to the significant decline in man-hours, and the FRA train accident rate of 2.53 for the quarter is flat to last year due to the reduction in train miles. The Company remains committed to ongoing improvement, with a focus on avoiding catastrophic events.

CSX’s operating performance represents a significant improvement year-over-year. On-time originations increased to 81 percent and on-time arrivals increased to 64 percent. Average train velocity was 21.1 miles per hour and terminal dwell was 26.0 hours, both an improvement from last year. The Company expects to sustain or improve this level of performance while continuing to drive productivity and resource efficiency.

	Quarters Ended
	Mar. 25, 2016	Mar. 27, 2015	Improvement / (Deterioration)
Safety and Service Measurements
FRA Personal Injury Frequency Index	0.87	0.80	(9)%
(Number of FRA-reportable injuries per 200,000 man-hours)
FRA Train Accident Rate	2.53	2.52	—%
(Number of FRA-reportable train accidents per million train miles)

On-Time Originations	81%	50%	62%
On-Time Arrivals	64%	41%	56%

Train Velocity (Miles per hour)	21.1	20.2	4%
Dwell (Hours)	26.0	27.7	6%

Cars-On-Line	207,357	208,959	1%

Certain operating statistics are estimated and can continue to be updated as actuals settle.

CSX Rail Network

Montreal
Syracuse
Selkirk
Buffalo
Detroit
Chicago
Walbridge
Cleveland
Stanley
Willard
Greenwich
Columbus
Cumberland
Locust Point
Curtis Bay
Avon
Cincinnati
Louisville
Richmond
Rocky Mount
Nashville
Hamlet
Florence
Atlanta
Birmingham
Charleston
Montgomery
E. Savannah
Waycross
Mobile
Jacksonville
New Orleans
Tampa
Major Terminals
CSX Rail Network